Q2 2021 Liquidity Services, Inc. Earnings Conference Call

May 6, 2021 10:30AM ET

Company Participants

William P. Angrick, III - Chairman & Chief Executive Officer

Jorge A. Celaya - Chief Financial Officer

Operator

Welcome to Liquidity Services, Inc. Second Quarter Fiscal Year 2021 Financial Results Conference Call. My name is Vanessa, and I will be your operator for today’s call. Please note that this conference is being recorded.
On the call today are Bill Angrick, Liquidity Services’ Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services’ management’s views as of today, May 6, 2021, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today’s press release and in filings with the SEC, including the most recent annual report on Form 10-K.

As you listen to today’s call, please have the press release in front of you, which includes Liquidity Services’ financial results, as well as metrics and commentary on the quarter. During this call, Liquidity Services’ management will discuss certain non-GAAP financial measures in its press release and filings with the SEC, which is posted on its website. You will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

Liquidity Services’ management also uses certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to Liquidity Services ‘ CEO, Bill Angrick.

Bill Angrick

Good morning. And welcome to our Q2 earnings call. I’ll review our Q2 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter.

Our business delivered strong results across all segments in Q2 and continues to benefit from strong momentum and customer adoption of our solutions, resulting in our third consecutive quarter of substantial year-over-year growth. We are grateful for our team’s efforts to safely deliver outstanding results for our customers, both in our fulfillment centers and remotely during the quarter.

In summary, our business is at the intersection of several powerful market forces that will benefit Liquidity Services for years to come. First, broader market adoption of the online economy continues to drive strong demand for our online platform and services from both new and existing customers in the retail, industrial and government markets.

Second, our e-commerce marketplace solutions continue to power the circular economy, which benefits businesses, society and the environment. We achieved this through our safe and effective resale and redeployment of surplus assets, a reduction of waste, carbon emissions and transportation costs, and by creating markets for items that would otherwise be land filled, large enterprises, small businesses and government entities are increasingly turning to Liquidity Services as they seek safe and effective strategies for maximizing the value of surplus assets and delivering on their sustainability initiatives.

Our Q2 results demonstrate that our RISE strategy has positioned us well to address customer needs against these broader market trends and capture increased transaction volumes. As the world seeks to be a better steward of the environment, we look forward to continuing to work closely with our customers and stakeholders on our mission to build a better future for surplus.

And this is translating into results. Consolidated GMV was up 44% year-over-year. The number of auction participants on our platforms was up 14% year-over-year, our completed transactions rose 16% year-over-year and we grew our adjusted EBITDA by $10.9 million over the prior year period. We anticipate our trailing 12-month adjusted EBITDA should reach $36 million as we exit the June quarter, even as we continue to invest in growing our business.

GMV in our GovDeals segment grew a record 44% over the prior year’s comparable quarter as more government agencies utilized our digital platform and transacted higher volumes across a larger breadth of key categories, including transportation and real estate. And our growing buyer base and automated asset promotion tools drove higher realized values through our marketplace.

Of note, during Q2, we signed the State of Ohio, City of Tallahassee, Florida, and The Washington Metropolitan Transit Authority, among others and we continue to have a robust sales pipeline.

In addition, our government agency clients appreciate that our solutions have been successful in reducing CO2 emissions from urban areas through the use of our online marketplace for the sale of vehicles and heavy equipment.
GMV in our Retail Supply Chain Group segment grew 32% over the prior year’s comparable quarter, as large and SMB retail sellers utilized our online platform to capitalize on secular growth in online retail and we expanded our capacity to serve the resulting higher transaction volumes on our marketplace.

GMV in our Capital Assets Group segment increased 65% year-over-year, driven by continued growth of our industrial and heavy equipment categories, and increase the use of our consignment model internationally.
Our Machinio segment grew revenue by 31% year-over-year, as global equipment owners and dealers continue to embrace our digital marketing solutions to acquire buyers at lower costs when compared to traditional marketing channels.

Our newest marketplace, AllSurplus.com continues to gain traction as new buyer registrations grew nearly four-fold from a year ago and we continue to see strong buyer activity and GMV growth in key asset categories, such as transportation, construction, real estate, consumer goods and biopharma.

Through our domain expertise, innovative technology platform and integrated services, we are driving the continued digital transformation of the reverse supply chain across the retail, industrial and public sector markets, which together comprise $100-plus billion market opportunity for Liquidity Services.

Overall, our strategy and platform investments have yielded strong results to date and we are well aligned to customer needs in a changing landscape with higher e-commerce demand. We have strong activity in our sales pipeline and we are optimistic about our growth prospects. Against this backdrop, we remain focused on our goal of eclipsing $1 billion of annualized GMV by continuing to execute our RISE strategic plan.

In closing, we thank our team members across Liquidity Services for their dedication to our mission and we are excited to continue our role as a global market leader to create value for our customers and our shareholders.
I will now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Thank you, Bill. Good morning. We completed the second quarter of fiscal year 2021 with GMV of $207.3 million, a 44% increase from $144.3 million in the prior year’s comparable period. Revenue for the second quarter was $61.8 million, a 17% increase compared to the same quarter last year, while net income for this second quarter was $5.3 million, resulting in diluted earnings per share of $0.15. Our results compared to the same quarter last year have shown significant improvement. Non-GAAP adjusted EBITDA was $9.4 million, a $10.9 million improvement.
Our profitable results these past four quarters speak to our market leadership position that has enabled us to take advantage of the accelerated secular trends in e-commerce growth and the actions we took to reposition ourselves as a leaner business model focused on leveraging growth to enhance platform services. We continue to look for ways to work our platform and complementary service capabilities to the advantage of our customers to expand market share and to generate results for our investors.

The second quarter fiscal year 2021 compared to year-over-year consolidated financial results reflect increased volumes across all our segments as we have diversified our customer base across large enterprise to small businesses and government entities, which continue to benefit from our safe, effective and sustainable e-commerce solutions.
Our higher proportion of service and consignment revenue that includes our self-service solutions has resulted in improved gross profit margins to 57% this quarter from 50% last year. We have also experienced improved margins from the mix of products sold and asset recovery rates achieved, partly influenced by favorable macroeconomic trends in certain asset categories and by the unprecedented access our platform provides, a significant buyer base and our leadership position in our marketplaces.

Our bottomline results reflect our overall increase in topline volumes across our segments, our higher gross profit margin and the leverage of our operating expenses. A key goal of our multiyear business transformation and investments in our technology has been to enable us to leverage our platform for scale and more profitable results. We are pleased in our ability to have sustained solid performance this past quarter.

Specifically, comparing the second quarter results for the same quarter last year, our GovDeals segment was up 44% on GMV and 40% on revenue, our retail RSCG segment was up 32% on GMV and 8% on revenue, and our CAG segment, GMV was up $0.65 or 35% up on revenue. Machinio revenue was up 31%.

Changes in service mix, such as a greater proportion of consignment activity can result in recording lower revenue growth compared to GMV growth yet produce a higher gross profit margin as a percent of revenue.

We have a debt free balance sheet at the end of the quarter with $87.6 million in cash, up $9.8 million from last quarter, having completed $12 million in stock repurchases during the quarter. We used the $2 million of share repurchase authorization that remained from the first quarter of FY 2021 and completed the entire $10 million share repurchase authorization announced on March 8th. On May 3rd, earlier this week, we received a $15 million share repurchase authorization. Please refer to our 10-Q for details on this and the quarter.

Looking ahead, we continue to see a solid pipeline, expanding customer relationships and other long-term indicators of positive performance and we believe we are well-positioned to create value by focusing on leveraging our e-commerce platform services.

Our third quarter of fiscal year 2021 guidance range is above our results for the same period last year, reflecting increased transaction volumes from the accelerated market adoption of the online economy that is creating strong demand for our services from both new and existing customers seeking to access our growing buyer base and maximizing their recovery rates using our platform.

Last year’s third quarter of fiscal year 2020 results did reflect the most significant economic restrictions at the onset of the COVID-19 pandemic that caused seller backlog accumulations and created substantial transaction delays, much of which was recovered starting in the fourth quarter of fiscal year 2020.

Management’s guidance for the third quarter of fiscal year 2021 is as follows, we expect GMV to range from $220 million to $230 million. GAAP net income is expected in the range of $4.5 million to $6.5 million, with a corresponding GAAP diluted earnings per share ranging from $0.13 per share to $0.18 per share.

We estimate non-GAAP adjusted EBITDA to range from $8 million to $10 million, non-GAAP adjusted diluted earnings per share is estimated in the range of $0.17 per share to $0.21 per share. This guidance assumes that we have approximately 35.5 million diluted weighted average shares outstanding during the third quarter of fiscal year 2021.

Thank you. We will now take your questions.

Operator

We have our first question from Gary Prestopino. Please go ahead, sir.

Gary Prestopino

Good morning, Jorge and Bill. A couple of questions here. Bill, as I went through my notes from last quarter, you mentioned something that higher recovery rates on assets that have increased close to 20%. Are you still trending at that level or has that increased sequentially?

Bill Angrick

We are realizing strong recovery rates as buyers continue to have really interesting and what we see is durable demand for the type of equipment and inventory on our marketplaces. So I would say, it’s been a consistent trend, nothing moving product sharply up or down.

Gary Prestopino

Okay. And then can you -- maybe the results were really good and a lot of growth here, and everything is coming off the plan as, since you’ve done the LiquidityOne initiative, but can you give us some idea maybe or is there any way for you to kind of parse out with the GMV growth. How much of that do you think was organic versus how much of that was from adding new sellers on the platform?
Bill Angrick

I’d say the bulk of that is organic at the margin, we are always expanding. What we’re finding, Gary, is that clients are really desirous of a one-stop solution for all of their asset categories and we’re very successful in penetrating high value categories such as vehicles, heavy equipment and now real estate with some of our existing relationships.
And to put some context around that, we think the real estate market, real estate that flows through many of the government entities of which we have some 14,000 government agency clients, that’s a $2 billion-plus target addressable market in the U.S., which we have yet to really scratch the surface of.

We think the heavy equipment market and the fleet business is another several billion dollar plus target addressable market for us and we’re very nascent in penetrating that market. So we really enjoy high levels of trust with Fortune 1000 entities that have lots of equipment in their supply chains and these 14,000 plus government agency clients that are using our platform more and more to do the full range of asset categories and that’s really powering our organic growth.

Gary Prestopino

Okay. Just a couple more here, in terms of -- it looks like revenue to GMV was about 30% this quarter. Is that a good percentage on a go-forward basis as we model out the back half of the year?

Bill Angrick

Jorge?

Jorge Celaya

Yes. Okay. Give or take, because it’s hard to predict when we have, especially in the Capital Assets business, when we have some purchase deals that may fluctuate from quarter-to-quarter, but generally speaking…

Gary Prestopino

Right.

Jorge Celaya

…it’s still the ranges I gave you in the past.

Gary Prestopino

And then lastly for me, it looks like the tech and operations expenses were up almost $1.5 million sequentially, was there anything going on there that caused that? And is that level of $12 million a quarter, is that something that is going to be sustained through the back half of the year?

Jorge Celaya

The last quarter, for example, we had some additional marketing campaigns or just like our sales expense. Our marketing portion of the sales and marketing is a bit variable. So we did have some marketing campaign investment that we made last quarter, which, of course, leads to better activity coming into this quarter we just finished.
So that will vary from time to time. I think we’re probably at a reasonable level where we are now. We may make some additional investments in the sales and marketing area as we go forward.

And in the technology a bit as we go forward, as we look to expand some of our services, for example, in like, Bill mentioned, in the government area or real estate or more in heavy machinery or in the retail segment.

Bill Angrick

Couple additional…

Gary Prestopino

Thank you.

Bill Angrick

… thoughts on technology and operations. The first thing is we have a very highly valued fulfillment center networks and that flows through tech and ops. And we’ve just had tremendous interest and demand for the services, and we’ve continued to run at a very high level of capacity, but that OpEx has trended higher as we’ve seen strong organic growth, Gary, in that area.

Gary Prestopino

Okay.

Bill Angrick

Secondly, we continue to invest in technology driven services and solutions and we’re modernizing those solutions, making it very mobile-friendly. So, things such as our scan and sell application, we’re now increasing the availability of APIs for our enterprise clients to connect to that scan and sell tool from their own facilities to load and sell from their facilities with their teams on our marketplace that requires some investment for us.

We also like the idea of having multichannel capabilities and allowing clients to sell both through B2B and B2C channels. We can continue to modernize that stack. We’re doing a lot of investment -- investing in data analytics to support the marketing -- measurement of the marketing attribution.

What’s helping us drive the acquisition and conversion of our buyers for multiple channels, that’s helping our sales organization and our bio marketing teams. So there’s some investment there. So these are normal continuous improvement types of investments, coupled with scaling up our warehouse distribution center network to meet very robust organic growth.

Gary Prestopino

Okay. Thank you.

Jorge Celaya

And Gary, we’re not -- we’re going to continue to be aware of as we make these investments that they continue to be very tied to short- and medium-term returns, right? So, yes, you maybe see some fluctuation, but it’s -- I wouldn’t say dramatic, but there may be from time to time, and as we make these investments, Bill mentioned, I think, that’s kind of the way to look at it.

Gary Prestopino

Okay. Thank you.

Operator

And thank you. We have our next question from Colin Sebastian.

Dalton Kern

Hi. Great. Thank you. This is Dalton Kern on for Colin. Congrats on the quarter, guys. A couple from me here. First, on the Retail Supply Chain Group specifically. It looks like a nice sequential acceleration in GMV growth here. Can you break out how much of that was kind of more of a one-time benefit from the post-holiday return volume versus maybe higher baseline return rates from some of your retail partners? And any sense for kind of how you expect that to trend over the next few quarters as we roll past that big holiday e-commerce boost and get some normalization in shopping volumes?

Bill Angrick

Well, I’ll just talk broadly and then Jorge can talk with regard to the guidance. But typically, Dalton, we would have some seasonal peak coming out of the holiday season and this is a monster holiday in terms of digital sales growth, e-commerce retailers did quite well.

And certainly, we are inexorably linked to their supply chains and the volume of returns that’s coming as a consequence of this growth of online retail. That’s a secular trend that’s continued for many years. I think we have 18 consecutive quarters of organic growth in the retail business.

So we’ve seen this trend and we’ve continued to respond to it. We’ve seen that the behavioral shifts of people buying more online seems to have stuck -- seems to be more of a permanent behavior. So whereas some people might have thought there would be a pause in online shopping as the economy reopens, it seems to be a -- and phenomena. They’re continuing to buy online and they’re spending money out in the brick-and-mortar world.

So we’ve seen steady volumes through the start of this quarter as people continue to have that habit of going online. They like the service. They like the convenience. They like the value proposition and that’s fueling large volumes of returns coming through to our marketplace, and that’s maybe a little bit unusual compared to like two years or three years ago.

So, healthy growth, because of that phenomenon, as well as just strong receptivity for our services. We talked a lot about the macro trends. We have clients that are very interested in zero waste sustainability initiatives. We create markets for every type of product from new, used, salvage and scrap. So we’re finding ways to assist our customers in the Retail Supply Chain to reduce waste and that’s also something that’s helping us continue to grow.

Operator

Colin, your line is still in queue. Anything further?

Dalton Kern

Yeah. Great. Sure. Thanks. Maybe one more here. So the consignment mix noticed that was down slightly sequentially, obviously, still up year-over-year. I guess this is kind of tied into the earlier question around take rates. But do you guys expect to be able to really expand that further in the near-term or is this kind of low-to-mid 80s range kind of a consistent run rate that you’re comfortable with for now?

Bill Angrick

I think low-to-mid 80s just reflects where the customer is and self selecting into different options. Again, we provide a menu of options. We don’t dictate to our clients what they need to use.

Occasionally in the Capital Assets business, we’ll have some purchase model transactions reflecting quarter end goals and people would rather have a purchase arrangement versus the consignment arrangement.

But if I were to tell you over the next few years where that consignment mix is going, it will trend up, it will trend up, because we’ve just given clients more empowering tools to handle the transfer of the physical flow of assets using our tech tools helps, self-directed tools.

And there’s just an increasing realization that they get to share more of the upside with that consignment model. So I think that’s something that will maybe in the next year stay in the range it has been, but we’ll continue to sort of slightly move up over time.

Dalton Kern

Great. Thanks. That helps. And then maybe one more, looking at the sales and marketing kind of circling back on the earlier question and maybe looking at it more broadly as well, I know there was a bit of a pull back in sales and marketing in the quarter, you mentioned kind of rolling off the campaign earlier in the year. But kind of what’s the rationale here for not spending a bit more against that strength and kind of capturing the momentum that you’re getting right now? Is it just a matter of organic growth trends are strong enough that you don’t feel the need to or is there any kind of change as we expect through the back half of the year? It sounds like in the guidance, you’re expecting a little bit more spending on business development. So should we expect that to ramp up a bit as the organic growth kind of moderates a little better starts to lap those comps?

Bill Angrick

Well, we agree with you that now is an ideal time to be sharing our message and we intend to invest in the business development part of our business and that is coupled with marketing activities, but very targeted to certain end users, certain market sectors with thought leadership, case studies and there will be at the margin increased investment in the seller facing marketing communications and lead generation.

We have a scalable online platform that can activate not only Fortune 500 companies, but a lot of the small and middle market businesses that are all experiencing the same trends as the larger customers. They can activate their accounts in a lower touch way. They can load assets and sell assets on our marketplace through our self-directed tools. And so we want to get out and make sure that they know about our markets and that will require a bit of investment.

But in the context of a business that is trending to higher average sales values, we think GMV is actually a beneficiary of any inflation trends that leak into the market. We’re a beneficiary of that. Because we drive higher pricing in our marketplace when there’s more demand for the buyer base. We’re very active in maintaining healthy buyer participation. And so that tends to give us leverage on our overall expense model, Dalton, independent of what we’re spending money on.

Dalton Kern

Great. Thanks, Bill. I appreciate the color.

Operator

I see no further questions in queue.

Bill Angrick

I think that concludes our call. If you have any questions, we’ll be following up offline. Thank you for your attention and this adjourns our call.

Operator

And thank you ladies and gentlemen, this concludes our call. We thank you for participating and you may now disconnect.